Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2021 RESULTS

– Total Revenues of $65.9 Million, Up 16% from Prior Year Period –

– 90,000 Devices Shipped Drives Product Sales Growth –

– Product Sales of $28.4 Million, Up 55% from Prior Year Period –

Rochelle Park, NJ, August 3, 2021 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Internet of Things (IoT) solutions, today announced financial results for the second quarter ended June 30, 2021.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Recurring Service Revenues	$36,355	$37,006	$72,596	$76,859
Other Service Revenues	1,187	1,423	2,696	2,094
Total Service Revenues	37,542	38,429	75,292	78,953
Product Sales	28,386	18,303	54,331	43,958
Total Revenues	65,928	56,732	129,623	122,911
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(7,658)	(6,670)	(18,232)	(13,645)
Basic EPS	(0.10)	(0.09)	(0.23)	(0.17)
EBITDA (1)	6,890	10,330	11,214	22,102
Adjusted EBITDA (1)	$11,062	$11,941	$24,562	$25,621

(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of GAAP to Non-GAAP financial measures included with the financial tables at the end of this release.

“We’re pleased with our revenues returning to pre-pandemic levels and Product Sales growing significantly compared to the prior year period. We shipped 90 thousand devices in the quarter despite a challenging environment due to the continued global component shortage, which resulted in higher product costs impacting product margins. Demand for our products remains strong, and we enter Q3 with a robust pipeline of orders,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We are still on track to close the transaction with GI Partners in the second half of 2021, pending receipt of the remaining regulatory approvals, which are proceeding as anticipated.”

Financial Results

Revenues

Total Revenues for the second quarter of 2021 were $65.9 million compared to $56.7 million in the prior year period.

Service Revenues were $37.5 million in the second quarter of 2021 compared to $38.4 million in the same period last year. Recurring Service Revenues were $36.4 million in the second quarter of 2021 compared to $37.0 million in the prior year period. Other Service Revenues, comprised of installation services, professional services, and software licenses, were $1.2 million in the quarter. The Company added over 60,000 net billable subscribers in the second quarter bringing the total billable subscriber communicators to approximately 2.34 million as of June 30, 2021. We expect Service Revenues to recover and trend higher based on the increasing levels of hardware shipments and subsequent subscriber growth.

Product Sales were $28.4 million in the second quarter of 2021, an increase of 55.1% compared to the prior year period and up 9.4% sequentially from the first quarter of 2021 as hardware shipments to customers continued to improve.

Gross Margin (1)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 55.6% in the second quarter of 2021 compared to 56.4% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 66.0% in the second quarter of 2021 compared to 67.3% in the prior year period. The year-over-year decline was primarily due to $0.9 million of non-recurring low margin installation service revenue recognized in the second quarter of 2021 compared to $0.2 million of installation service revenue in the prior year period.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 19.3% in the second quarter of 2021 compared to 25.0% in the prior year period. Non-GAAP Product Gross Margin, excluding depreciation and amortization expense, was 20.6% in the second quarter of 2021 compared to 27.8% in the same period last year. The year-over-year decline was largely due to higher component costs as a result of the global electronic component supply shortage and higher shipping costs, and to a lesser extent a mix of lower margin Product sales. We expect this component shortage pressure to ease over the upcoming quarters and product margins to return to normalized levels.

Operating Expenses

Operating Expenses for the second quarter of 2021 were $35.3 million compared to $32.8 million for the same period in 2020. The $2.5 million year-over-year increase was primarily due to Acquisition related costs of $2.7 million in the second quarter of 2021, compared to $0.1 million in the prior year period. Excluding the Acquisition related costs, operating expenses improved $0.1 million compared to the prior year period.

Net Income (Loss) and Earnings Per Share (1)

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the second quarter of 2021 was $7.7 million, or $0.10 per share, compared to a Net Loss Attributable to ORBCOMM Inc. Common Stockholders of $6.7 million, or $0.09 per share in the second quarter of 2020. Excluding the Acquisition-related costs, Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the second quarter of 2021 was $5.0 million, or $0.06 per share.

EBITDA and Adjusted EBITDA (1)

EBITDA for the second quarter of 2021 was $6.9 million compared to $10.3 million in the prior year period. This was predominantly driven by Acquisition-related costs relating to the merger with GI Partners that were recorded in this year’s quarter.

Adjusted EBITDA for the second quarter of 2021 was $11.1 million compared to $11.9 million in the prior year period. The Company’s Adjusted EBITDA Margin decreased to 16.8% in the second quarter of 2021, a decrease of 420 basis points over the prior year on a comparable basis driven largely by lower Product margins and a higher mix of Product revenues compared to Service revenues.

Balance Sheet & Cash Flow

As of June 30, 2021, Cash and Cash Equivalents totaled $29.6 million and Debt outstanding totaled $205.0 million, a $45.0 million decrease from June 30, 2020. Cash Flow from Operations for the first six months of 2021 totaled $16.6 million and Capital Expenditures were $12.6 million in the quarter, inclusive of $2.4 million associated with subscription model investments.

Proposed Merger Agreement

The transaction is expected to close in the second half of 2021 following the satisfaction of customary closing conditions, including the receipt of required regulatory approvals. The waiting period under the Hart-Scott-Rodino Act expired at 11:59 p.m. EST on June 14, 2021.  Various other regulatory approvals – including CFIUS approval, approval by the FCC and certain applicable foreign telecommunications regulatory entities, and approvals from applicable investment and national security regulatory entities in foreign jurisdictions – remain in process.  These are proceeding as anticipated, and we continue to expect the remaining approvals to be granted sometime in the second half of 2021.  ORBCOMM’s shareholders approved the merger on July 8, 2021.  Additional information, including the definitive merger agreement filed and the proxy statement filed with the Securities and Exchange Commission in connection with the vote of ORBCOMM’s shareholders, are available in the Investors section of the Company’s website at http://investors.orbcomm.com.

ORBCOMM WILL NOT HOST A SECOND QUARTER 2021 EARNINGS CONFERENCE CALL OR PROVIDE A FINANCIAL OUTLOOK.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things industry, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The Company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware, and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives, and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. With respect to the business and operations of ORBCOMM, these risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses and systems; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Corporation and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries in which we do business; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as man-made or natural disasters, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions and oversight; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; risks related to the novel coronavirus (“COVID-19”) pandemic; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks, data processing systems and software systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of the credit agreement for our $200.0 million term loan facility and our $50.0 million revolving credit facility, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; risks related to an investment in our common stock, including volatility due to our quarterly performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). With respect to our pending merger transaction with GI Partners, these risks and uncertainties include but are not limited to: the risk that the merger transaction may not be consummated in a timely manner, if at all; the risk that the merger transaction may not be consummated as a result of buyer’s failure to comply with its covenants and that, in certain circumstances, we may not be entitled to a termination fee; the risk that the definitive merger agreement may be terminated in circumstances that require us to pay the buyer a termination fee; risks related to the diversion of management’s attention from our ongoing business operations; risks regarding the failure of the buyer to obtain the necessary financing to complete the merger transaction; the effect of the announcement of the merger transaction on our business relationships (including, without limitation, customers), operating results and business generally; risks related to obtaining the requisite consents to the merger transaction, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from governmental entities (including any conditions, limitations or restrictions placed on these approvals); and the risk that one or more governmental entities may deny approval. For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2020, and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contact

Media Inquiries:
Michelle Ferris
Senior Director, Corporate Communications
ORBCOMM Inc.
703-462-3894
ferris.michelle@orbcomm.com

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Service revenues	$37,542	$38,429	$75,292	$78,953
Product sales	28,386	18,303	54,331	43,958
Total revenues	65,928	56,732	129,623	122,911
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,783	12,559	25,469	25,640
Cost of product sales	22,525	13,211	42,135	30,492
Operating expenses:
Selling, general and administrative	17,706	17,474	34,971	37,204
Product development	3,218	2,784	6,609	6,604
Depreciation and amortization	11,728	12,409	23,960	25,773
Impairment loss - satellite network	—	—	6,656	—
Acquisition-related and integration costs	2,653	111	3,241	202
Loss from operations	(4,685)	(1,816)	(13,418)	(3,004)
Other income (expense):
Interest income	167	265	404	681
Other (expense) income	(121)	(234)	875	(500)
Interest expense	(2,192)	(5,410)	(4,420)	(10,656)
Total other expense	(2,146)	(5,379)	(3,141)	(10,475)
Loss before income taxes	(6,831)	(7,195)	(16,559)	(13,479)
Income tax expense (benefit)	778	(554)	1,441	(1)
Net loss	(7,609)	(6,641)	(18,000)	(13,478)
Less: Net income attributable to noncontrolling interests	32	29	203	167
Net loss attributable to ORBCOMM Inc.	$(7,641)	$(6,670)	$(18,203)	$(13,645)
Net loss attributable to ORBCOMM Inc. common stockholders	$(7,658)	$(6,670)	$(18,232)	$(13,645)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.10)	$(0.09)	$(0.23)	$(0.17)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.10)	$(0.09)	$(0.23)	$(0.17)
Weighted average common shares outstanding:
Basic	79,547	78,071	79,311	78,192
Diluted	79,547	78,071	79,311	78,192

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)

	June 30,
	2021	December 31,
	(Unaudited)	2020
ASSETS
Current assets:
Cash and cash equivalents	$29,646	$40,384
Accounts receivable, net of allowance for doubtful accounts of $7,041 and $8,209, respectively	48,627	51,199
Inventories	26,283	29,987
Prepaid expenses and other current assets	15,303	14,592
Total current assets	119,859	136,162
Satellite network and other equipment, net	116,254	127,537
Goodwill	166,129	166,129
Intangible assets, net	54,336	60,559
Other assets	21,722	20,200
Deferred income taxes	256	258
Total assets	$478,556	$510,845
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,588	$14,323
Accrued liabilities	29,012	31,907
Current portion of notes payable	12,500	10,000
Current portion of deferred revenue	5,470	5,238
Total current liabilities	62,570	61,468
Note payable - related party	1,352	1,400
Notes payable, net of unamortized deferred issuance costs	189,713	206,897
Deferred revenue, net of current portion	4,636	4,158
Deferred tax liabilities	12,731	13,413
Other liabilities	13,729	14,094
Total liabilities	284,731	301,430
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 43,530 and 40,624 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	435	406
Common stock, par value $0.001; 250,000,000 shares authorized; 79,650,953 and 78,183,806 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	80	78
Additional paid-in capital	455,325	451,327
Accumulated other comprehensive (loss) income	(538)	1,021
Accumulated deficit	(263,114)	(244,882)
Total ORBCOMM Inc. stockholders' equity	192,188	207,950
Noncontrolling interests	1,637	1,465
Total equity	193,825	209,415
Total liabilities and equity	$478,556	$510,845

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(18,000)	$(13,478)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	(45)	3,033
Amortization and write-off of deferred financing fees	316	388
Depreciation and amortization	23,960	25,773
Impairment loss - satellite network	6,656	—
Stock-based compensation	3,248	3,150
Foreign exchange (gain) loss	(1,017)	338
Deferred income taxes	(637)	(464)
Other	1,266	1,109
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,453	9,345
Inventories	3,706	1,592
Prepaid expenses and other assets	(2,940)	1,840
Accounts payable and accrued liabilities	(1,715)	(9,416)
Deferred revenue	715	(1,313)
Other liabilities	(1,331)	(1,113)
Net cash provided by operating activities	16,635	20,784
Cash flows from investing activities:
Capital expenditures	(10,242)	(10,517)
Capital expenditures associated with the subscription model	(2,376)	(217)
Net cash used in investing activities	(12,618)	(10,734)
Cash flows from financing activities:
Purchases of common stock under share repurchase program	—	(2,527)
Principal payments of long-term debt	(5,000)	—
Payments under revolving credit facility	(10,000)	(15,000)
Proceeds from revolving credit facility	—	15,000
Payments under the Paycheck Protection Program	—	(7,588)
Proceeds from the Paycheck Protection Program	—	7,588
Proceeds from issuance of common stock under employee stock purchase plan	533	430
Net cash used in financing activities	(14,467)	(2,097)
Effect of exchange rate changes on cash and cash equivalents	(288)	144
Net (decrease) increase in cash and cash equivalents	(10,738)	8,097
Beginning of period	40,384	54,258
End of period	$29,646	$62,355
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$4,093	$10,000
Income taxes	$1,728	$2,745

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2021	2020	2021	2020
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(7,641)	$(6,670)	$(18,203)	$(13,645)
Income tax expense	778	(554)	1,441	(1)
Interest income	(167)	(265)	(404)	(681)
Interest expense	2,192	5,410	4,420	10,656
Depreciation and amortization	11,728	12,409	23,960	25,773
EBITDA	$6,890	$10,330	$11,214	$22,102
Adjustments to Adjusted EBITDA
Stock-based compensation	1,487	1,471	3,248	3,150
Noncontrolling interests	32	29	203	167
Impairment loss - satellite network	-	-	6,656	-
Acquisition-related and integration costs	2,653	111	3,241	202
Adjusted EBITDA	$11,062	$11,941	$24,562	$25,621

The following table reconciles Net Loss Attributable to ORBCOMM Inc. Common Stockholders to Adjusted Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the periods shown:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(in thousands except per share data)
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	$(7,658)	$(6,670)	$(18,232)	$(13,645)
Impairment loss - satellite network	—	—	6,656	—
Acquisition-related and integration costs	2,653	111	3,241	202
Net Loss – Ex-Items Attributable to ORBCOMM Inc. Common Stockholders	$(5,005)	$(6,559)	$(8,335)	$(13,443)
Basic EPS	$(0.10)	$(0.09)	$(0.23)	$(0.17)
Impact of Adjustments listed above on Basic EPS	$0.04	$—	$0.12	$—
Basic EPS – Ex-Items	$(0.06)	$(0.09)	$(0.11)	$(0.17)

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(In thousands, except margin data and unaudited)
Service revenues	$37,542	$38,429	$75,292	$78,953
Minus - Cost of services, including depreciation and amortization expense	16,678	16,747	33,751	34,107
GAAP Service gross profit	$20,864	$21,682	$41,541	$44,846
Plus - Depreciation and amortization expense	3,895	4,188	8,282	8,467
Non-GAAP Service gross profit	$24,759	$25,870	$49,823	$53,313
GAAP Service gross margin	55.6%	56.4%	55.2%	56.8%
Non-GAAP Service gross margin	66.0%	67.3%	66.2%	67.5%

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(In thousands, except margin data and unaudited)
Product sales	$28,386	$18,303	$54,331	$43,958
Minus - Cost of product sales, including depreciation and amortization expense	22,898	13,732	42,859	31,522
GAAP Product gross profit	$5,488	$4,571	$11,472	$12,436
Plus - Depreciation and amortization expense	373	521	724	1,030
Non-GAAP Product gross profit	$5,861	$5,092	$12,196	$13,466
GAAP Product gross margin	19.3%	25.0%	21.1%	28.3%
Non-GAAP Product gross margin	20.6%	27.8%	22.4%	30.6%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as substitutes for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its Board of Directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenues. Non-GAAP Service gross profit is defined as Service Revenues, minus cost of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product sales (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.

Adjusted Net Loss attributable to ORBCOMM Inc. Common Stockholders is defined as Net Loss Attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment loss – satellite network. Adjusted Basic EPS is defined as Basic EPS excluding Impairment loss – satellite network. Adjusted Net Loss attributable to ORBCOMM Inc. Common Stockholders and Adjusted Basic EPS are non-GAAP financial measures used by the Company. These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons. These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP. These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP or may be different from similarly titled measures reported by other companies.